Exhibit 99.1

Global Partner Acquisition Corp II Announces Separate Trading of its Class A Ordinary Shares and Warrants, Commencing March 4, 2021

New York, NY, March 3, 2021 – (GLOBE NEWSWIRE) -- Global Partner Acquisition Corp II (“GPAC II” or the “Company”) announced that, commencing March 4, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and the Company’s warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A ordinary shares and warrants that are separated will trade on the Nasdaq Capital Market under the symbols “GPAC” and “GPACW,” respectively. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “GPACU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate their units into Class A ordinary shares and warrants.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Global Partner Acquisition Corp II

Global Partner Acquisition Corp II is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue a business combination target in any business, industry or sector, the Company intends to focus its efforts on completing a business combination with a company in one of the following sectors: consumer; food; branded products; e-commerce and retail disruptors; and the consumerization of healthcare, as well as certain service sectors and the technology driving changes across these sectors and related industries. The Company believes that its combined team’s capabilities were demonstrated in the sourcing and completion of the GPAC I merger with Purple Innovation Inc., as well as the team’s significant work with Purple since the closing of that merger.

Cautionary Note Concerning Forward-Looking Statements

This communication contains “forward-looking statements,” including with respect to Company’s business and intention to consummate an initial business combination. No assurance can be given that any forward-looking statement will prove to be accurate. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus relating to its initial public offering, as filed with the U.S. Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements after the date of this communication, except as required by law.

Contacts

Global Partner Acquisition Corp II
Paul Zepf
(917) 793-1965

paul@gpac2.com